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                                                                    EXHIBIT 23.b

     We consent to the incorporation by reference in this Registration Statement of Skyworks Solutions, Inc. on Form S-3 of our report dated February 14, 2002, relating to the combined financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc. as of September 30, 2000 and 2001, and for each of the three years in the period ended September 30, 2001, appearing in Registration Statement No. 333-83768 on Form S-4 of Alpha Industries, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Costa Mesa, California
July 15, 2002